Exhibit 10.1
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (this “Agreement”) is dated and effective as of September 21, 2007 (the “Effective Date”), and is made and entered into by and among Kansas City Southern, Grupo TMM, S.A.B., TMM Logistics, S.A. de C.V., and Vex Asesores Corporativos, S.A. de C.V. (the “Parties”).
     WHEREAS, Kansas City Southern (“KCS”) has filed a Demand for Arbitration asserting claims under Article 10 of the Parties’ Amended and Restated Acquisition Agreement, dated December 15, 2004 (“AAA”); and
     WHEREAS, Grupo TMM, S.A.B and TMM Logistics, S.A. de C.V. (“TMML”) (collectively “TMM”) have filed a Demand for Arbitration asserting claims under Article 10 of the AAA; and
     WHEREAS, the Parties are currently pursuing these claims in Grupo TMM, S.A.B. and TMM Logistics, S.A. de C.V. v. Kansas City Southern, Case No. 50 180 T 00158 07, American Arbitration Association, International Centre for Dispute Resolution (the “Arbitration”); and
     WHEREAS, the Parties wish to settle and release all the claims asserted against each other in the Arbitration; and
     WHEREAS, the Parties wish to terminate all relationships among them, including, without limitation, the Consulting Agreement between Kansas City Southern and Vex Asesores Corporativos, S.A. de C.V. (formerly, Jose F. Serrano International Business, S.A. de C.V.);
     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:
VAT Escrow and Indemnity Escrow:
1.	This Agreement and the documents contemplated by this Agreement are being executed by each Party at their respective company headquarters in Kansas City, Missouri and Mexico City on this date of September 21, 2007. At the signing of this Agreement, TMM and KCS are executing all documents required under the VAT Escrow Agreement entered into pursuant to the AAA (the “VAT Escrow”) to cause the Escrow Agent to terminate the VAT Escrow, returning the VAT Escrow Note to KCS and making no payment or other distribution therefrom to any other Party thereto. At the signing of the Agreement, TMM and KCS are also executing all documents, required under the Indemnity Escrow Agreement entered into pursuant to the AAA (the “Indemnity Escrow”) to cause the Escrow Agent to terminate the Indemnity Escrow, returning the Indemnity Escrow Notes to KCS and making no payment or other distribution therefrom to any other Party thereto.

2.	Following execution of this Agreement and other documents as set forth in this Agreement, TMM and KCS shall take all action (including, without limitation, payment of the Escrow Agent’s fees), and execute any additional necessary documents later deemed necessary or required under the VAT Escrow and the Indemnity Escrow to carry out the purposes of this Agreement.

3.	Upon the execution of this Agreement and other documents as set forth in this Agreement, KCS shall pay TMM the sum of $54,137,000, without fees or deductions of any kind, by wire transfer to Grupo TMM S.A.B. on or before October 1, 2007.
Claims in the Arbitration:
4.	The Parties hereby release each other from all the claims that have been asserted in the Arbitration and agree to take all action necessary or required to dismiss the Arbitration.
Marketing and Services Agreement:
5.	TMM consents and TMML and KCS agree to terminate and cause their respective subsidiaries and affiliates and joint venture companies to terminate the Marketing and Services Agreement entered into pursuant to the AAA.
Consulting Agreement and Consulting Escrow:
6.	Vex Asesores Corporativos, S.A. de C.V. (“VAC”) and KCS agree to terminate the Consulting Agreement between KCS and VAC entered into pursuant to the AAA. VAC and KCS further agree to take all action (including without limitation payment of the Escrow Agent’s fees) and execute all additional documents later deemed necessary or required under the Consulting Compensation Escrow Agreement to terminate the Consulting Compensation Escrow Agreement, and cause the Escrow Agent named therein to return all funds retained therein to KCS, making no payment or other distribution therefrom to any other party thereto.

7.	Upon the execution of this Agreement and other documents as set forth in this Agreement, KCS shall pay the sum of $3,000,000, without fees or deductions of any kind, by wire transfer to José F. Serrano International Business, S.A. de C.V. (presently Vex Asesores Corporativos, S.A. de C.V.)) on or before October 1, 2007.

General Release:
8.	In consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the KCS and TMM and TMML each forever release and discharge each other and each of their respective parents, subsidiaries, affiliates, directors, stockholders, officers, employees, agents and attorneys (collectively, the “Released Persons”) and the heirs, executors, administrators, successors and assigns of the Released Persons from any and all charges, complaints, claims, promises, suits, debts, sums of money, accounts, covenants, contracts, controversies, damages, judgments, rights, obligations, agreements and causes of action, whether known or unknown, whether contingent or liquidated, of every kind, nature or description arising by reason of any matter, cause or thing whatsoever at any time to the date of this Release. This Release includes, but is not limited to, any claim related to the AAA or any agreement, schedule, exhibit or other document related to the AAA, including the agreements designated in Section 12.2 of AAA, and any claim that was or could have been raised in the Arbitration and including any rights arising out of alleged violations or breaches of any express or implied agreement; breach of the implied covenant of good faith and fair dealing (other than for breach of this Agreement, which is expressly excluded from this Release); any tort; negligent or intentional misrepresentation; intentional or negligent interference with contractual relations. The Parties promise not to initiate a lawsuit or an arbitration or bring a claim against any of the other Released Persons in any court or otherwise relating to any action released under this provision, under any common law claim, whether in law or equity, or any federal, state or local statute, ordinance or rule of law.

9.	In consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KCS and VAC each forever release and discharge each other and each of their respective parents, subsidiaries, affiliates, directors, stockholders, officers, employees, agents and attorneys (collectively, the “Released Persons”) and the heirs, executors, administrators, successors and assigns of the Released Persons from any and all charges, complaints, claims, promises, suits, debts, sums of money, accounts, covenants, contracts, controversies, damages, judgments, rights, obligations, agreements and causes of action, whether known or unknown, whether contingent or liquidated, of every kind, nature or description arising by reason of any matter, cause or thing whatsoever at any time to the date of this Release. This Release includes, but is not limited to, any claim related to the Consulting Compensation Escrow and the Consulting Agreement, the AAA or any agreement, schedule, exhibit or other document related to the AAA, including the agreements designated in Section 12.2 of AAA, and any claim that was or could have been raised in the Arbitration and including any rights arising out of alleged violations or breaches of any express or implied agreement; breach of the implied covenant of good faith and fair dealing (other than for breach of this Agreement, which is expressly excluded from this Release); any tort; negligent or intentional misrepresentation; intentional or negligent interference with contractual relations. The Parties promise not to initiate a lawsuit or an arbitration or bring a claim against any of the other Released Persons in any court or otherwise relating to any action released under this provision, under any common law claim, whether in law or equity, or any federal, state or local statute, ordinance or rule of law.

10.	The General Releases in paragraphs 8 and 9 of this Agreement do not apply to any action initiated pursuant to paragraph 12 of this Agreement.
Miscellaneous Provisions:
11.	This Agreement shall be governed by, construed, applied and enforced in accordance with the internal laws of the State of Delaware and no doctrine or choice of law shall be used to apply any law other than that of Delaware and no defense, counterclaim or right of setoff given or allowed by the laws of any other state or jurisdiction, arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction shall be interposed in any action hereon.

12.	Any disputes arising under, or relating to, this Agreement shall be brought by either Party, to a court of competent jurisdiction in the State of Delaware. Both Parties waive their right to a trial by jury. Each Party hereby consents to personal jurisdiction in any such action brought in any Delaware court and waives any objection to venue in any Delaware court and any claim that Delaware is an inconvenient forum.

13.	This Agreement is binding upon and inures to the benefit of the Parties, and their partners, directors, officers, employees, agents, heirs, successors, assigns, and representatives, and anyone claiming through them, and as part of the consideration therefore, the Parties expressly represent and warrant for themselves, their partners, directors, officers, employees, agents, heirs, successors, assigns, and representatives, and to each other, that: (a) they are legally competent and authorized to execute this Agreement, and (b) they have not assigned, pledged, or otherwise, in any manner whatsoever, sold or transferred, either by assignment in writing or otherwise, any right, title, interest or claim which they may have in claims, causes of actions, demands, contracts, promises, and obligations hereby released.

14.	This Agreement and the documents contemplated by this Agreement constitutes the final and complete expression of all the terms of the agreement between the Parties with respect to the subject matter hereof. It supersedes all understandings and negotiations concerning the matters specified herein. Any representation, oral statement, promise, or warranty made by any Party that differs in any way from the terms of this Agreement shall not be binding unless made in writing and signed by a duly authorized representative of all Parties.

15.	Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

16.	This Agreement is executed by the Parties in four originals, one for each Party and each of which is deemed an original for all purposes.

17.	Given that the Parties have had the opportunity to draft, review, and edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relevant to, connected to, or involving this Agreement.
     EXECUTED for all purposes as of the Effective Date September 21, 2007:

KANSAS	CITY SOUTHERN

By: Name: Title:	/s/ Michael R. Haverty Michael R. Haverty Chairman and Chief Executive Office

GRUPO TMM, S.A.B.

By:	/s/ Javier Segovia Serrano

Name: Title:	Javier Segovia Serrano Attorney-in-Fact

TMM LOGISTICS, S.A. DE C.V.

By:	/s/ Javier Segovia Serrano

Name: Title:	Javier Segovia Serrano Attorney-in-Fact

VEX ASESORES
CORPORATIVOS, S.A.DE C.V.
(Formerly: JOSE F.
SERRANO INTERNATIONAL BUSINESS, S.A. de C.V.)

By:	/s/ José F. Serrano Segovia

Name: Title:	José F. Serrano Segovia Attorney-in-Fact

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